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                                                                   EXHIBIT 23(a)



                         Independent Auditors' Consent




The Board of Directors
Deposit Guaranty Corp.:

We consent to the use of our audit report dated February 6, 1996 on the consolidated financial statements of Deposit Guaranty Corp. and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 incorporated herein by reference and to the reference to our firm under the headings "Experts" and "Accounting Treatment" in the prospectus. Our report on the 1994 financial statements refers to a change in the method of accounting for debt securities.

KPMG PEAT MARWICK LLP

Jackson, Mississippi
January 21, 1997